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                                                                  Exhibit 3.2


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  NATROL, INC.

      Natrol, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of the Corporation (the "Board"), in accordance with the provisions of Section 141(f) of the DGCL, duly adopted resolutions by unanimous written consent dated June 15, 1998 in accordance with
Section 242 of the DGCL (i) proposing an amendment to the Amended and Restated Certificate of Incorporation of the Corporation, (ii) declaring such amendment to be advisable and in the best interests of the Corporation, and (iii) directing that such amendment be submitted to and be considered by the stockholders of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders. Such resolution proposed to amend the Amended and Restated Certificate of Incorporation as follows:

(1) Article IV of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

            "The total number of shares of capital stock which the Corporation shall have authority to issue is Fifty Million Forty Thousand Five Hundred (50,040,500) shares, of which Fifty Million (50,000,000) shares shall be Common Stock, par value $.01 per share (the "Common Stock"); and Forty Thousand Five Hundred (40,500) shares shall be preferred stock, par value $.01 per share (the "Preferred Stock").

      SECOND: That thereafter, pursuant to the resolution of the Board certified to in the preceding paragraph, the proposed amendment as set forth in this Certificate of Amendment to the Amended and Restated Certificate of Incorporation was submitted to the stockholders of the

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Corporation entitled to vote thereon by the Board, who recommended such amendment as being advisable and in the best interests of the Corporation, and such amendment was duly adopted by a stockholder consent in lieu of a meeting of the stockholders, with the holders of a majority of the outstanding shares of the Company's Common Stock and sixty-six and two-thirds percent of the outstanding shares of the Company's Convertible Participating Preferred Stock, in addition to the holders of a majority of the outstanding shares of Common Stock and Convertible Participating Preferred Stock (on an as converted basis) voting as a single class, consenting to the adoption of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation in accordance with the provisions of Sections 228 and 242 of the DGCL and the terms of the Amended and Restated Certificate of Incorporation, such holders being all of the holders of the Corporation's capital stock entitled to vote thereon.


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      THIS CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION is executed as of this 19th day of June, 1998.


                                    NATROL, INC.



                                    By: /s/ ELLIOTT BALBERT
                                       ------------------------------
                                       Elliott Balbert
                                       President




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